UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Rexahn Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-3516358
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to Be Registered.

A description of the common stock, par value $0.0001 per share, of Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is set forth under the caption  “Description of Common Stock” contained in the prospectus, dated July 11, 2017, that constitutes a part of the Registrant’s Registration Statement on Form S-3, as amended (File No. 333-218285). Such description is incorporated herein by reference. The description of the common stock included in any form of prospectus subsequently filed by the Registrant pursuant to Section 424(b) of the Securities Act of 1933, as amended, shall also be deemed to be incorporated herein by reference.

On August 30, 2018, the Registrant’s shareholders approved an increase in the Registrant’s authorized shares of common stock from 50,000,000 to 75,000,000.

On April 12, 2019 the Registrant effected a 1-for-12 reverse stock split of the outstanding shares of the Registrant’s common stock.  Each 12 shares of the Registrant’s common stock, par value $0.0001 per share, issued and outstanding at the effective time of the reverse stock split were reclassified and combined into one share of common stock par value $0.0001 per share. The number of shares of common stock and preferred stock the Registrant is authorized to issue remained unchanged at 75,000,000 and 10,000,000, respectively.

The Registrant’s common stock being registered hereunder will be listed on The Nasdaq Capital Market of The Nasdaq Stock Market LLC under the symbol “REXN”.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Douglas J. Swirsky
Name:	Douglas J. Swirsky
Title:	President and Chief Executive Officer

Date: June 7, 2019